Exhibit 10.1

NUCOR CORPORATION

SENIOR OFFICERS LONG-TERM INCENTIVE PLAN

As Amended and Restated Effective January 1, 2008

Table of Contents

ARTICLE I	Introduction	2

ARTICLE II	Definitions	2

ARTICLE III	Administration	4

ARTICLE IV	Performance Awards	4

4.1	Performance Awards	4
4.2	Performance Award Payments	5
4.3	Deferrals of Restricted Stock Performance Awards	5

ARTICLE V	Miscellaneous	7

5.1	Amendment or Termination	7
5.2	Assignability	7
5.3	Source of Benefits	7
5.4	No Promise of Continued Employment	7
5.5	Applicable Law	7
5.6	Stockholder Approval	7

ARTICLE I
Introduction

Nucor Corporation hereby amends and restates in its entirety the Nucor Corporation Senior Officers Long-Term Incentive Plan to read as set forth herein. The purpose of the Plan is to provide incentive compensation to senior officers based on Nucor Corporation’s long-term performance relative to that of its principal competitors in the steel industry and of other industrial companies, consistent with the “performance based compensation” requirements of Section 162(m) of the Code.

ARTICLE II
Definitions

For purposes of the Plan, the following terms shall have the following meanings:

“Adjusted Net Earnings” for a Performance Period means the consolidated net earnings reported by the Company for the Performance Period in accordance with generally accepted accounting principles, before reported extraordinary items, but after charges or credits for taxes measured by income and Performance Awards under this Plan and performance awards under the Nucor Corporation Senior Officers Annual Incentive Plan.

“Average Invested Capital” for a Performance Period means the average of the Invested Capital of the Company as of the last day of the immediately preceding Performance Period and the last day of each fiscal quarter in the Performance Period.

“Beneficiary” means the person or persons designated by an Eligible Employee who are to receive any amounts payable under the Plan following the death of the Eligible Employee.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Nucor Corporation, a Delaware corporation.

“Compensation” for a Performance Period means the annual base salary rate payable to an Eligible Employee as of the beginning of a Performance Period, before reduction pursuant to any plan or agreement between the Eligible Employee and the Company or a Subsidiary whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125. Compensation shall not include any other form of compensation, whether taxable or non-taxable, including, but not limited to, annual or long-term incentive compensation, commissions, gains from the exercise or vesting of stock options, restricted stock or other equity-based awards or any other forms of additional compensation.

“Committee” means all members of the Compensation and Executive Development Committee of the Board of Directors who are “outside directors” of the Company within the meaning of Section 162(m)(4)(C)(i) of the Code.

“Deferral Account” means the individual bookkeeping account maintained by the Company for an Eligible Employee to record the deferral of the Eligible Employee’s Restricted Stock Performance Award.

“Deferral Agreement” means the agreement or agreements entered into by an Eligible Employee which provide for the deferral of the Eligible Employee’s Restricted Stock Performance Award for a Performance Period.

“Eligible Employee” means an Employee who is designated as the Chairman or a Vice Chairman of the Board or the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the President, an Executive Vice President or a Vice President of the Company and any other Employee who is a senior officer of the Company or a Subsidiary and designated by the Committee as an Eligible Employee.

“Employee” means any person, including a member of the Board, employed by the Company or a Subsidiary on a regular, full-time basis.

“General Industry Group” for a Performance Period means a group of not less than ten (10) companies designated by the Committee not later than ninety (90) days after the beginning of the Performance Period which are engaged in capital intensive industries and classified in either the Materials Sector or the Industrials Sector of the Global Industry Classification Standard.

“Invested Capital” means the sum of (a) long-term debt (comprising bonds, debentures and promissory notes having a maturity at the time of execution of more than one (1) year), (b) issued capital stock, (c) additional paid-in capital and (d) earnings retained in the business and reserves created by appropriations therefrom, minus the cost of treasury stock, all as shown in the Company’s consolidated balance sheet.

“Performance Award” means the incentive compensation awarded and payable to an Eligible Employee pursuant to Section 4.1 for a Performance Period.

“Performance Period” means:

(a) the one (1) fiscal year period commencing on the January 1 coinciding with or immediately preceding the date an Eligible Employee commences participation in the Plan and ending on the immediately succeeding December 31;

(b) the two (2) fiscal year period commencing on the January 1 coinciding with or immediately preceding the date an Eligible Employee commences participation in the Plan and ending on December 31 of the immediately succeeding fiscal year; and

(c) each period of three (3) consecutive fiscal years of the Company commencing on the January 1 coinciding with or immediately preceding the date an Eligible Employee commences participation in the Plan and on each January 1 thereafter.

“Plan” means the Nucor Corporation Senior Officers Long-Term Incentive Plan, as set forth herein and as amended from time to time.

“Restricted Stock Performance Award” is defined in Section 4.2.

“Return on Average Invested Capital” for a Performance Period means an amount, expressed as a percentage, determined by dividing (a) the Company’s Adjusted Net Earnings for the Performance Period by (b) the Company’s Average Invested Capital for the Performance Period.

“Steel Peer Group” for a Performance Period means a group of not less than five (5) steel industry competitors designated by the Committee not later than ninety (90) days after the beginning of the Performance Period.

“Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the voting power of all classes of stock entitled to vote and any other business organization, regardless of form, in which the Company possesses directly or indirectly 50% or more of the total combined equity interests in such organization.

“Target Performance Award” for an Eligible Employee for a Performance Period means that number of shares of the Company’s common stock determined by dividing (a) eighty-five percent (85%) of the Eligible Employee’s Compensation for the Performance Period by (b) the closing price at which shares of the Company’s common stock are sold regular way on the New York Stock Exchange on the last trading day immediately preceding the beginning of the Performance Period. The Target Performance Award shall not be rounded up or down to a whole number of shares.

Notwithstanding the foregoing, in the event an Eligible Employee commences participation in the Plan effective as of any day other than January 1 or if the employment of an Eligible Employee is terminated during a Performance Period on or after the Eligible Employee attains age fifty-five (55) or due to the Eligible Employee’s death or disability, then in either of such events, the Eligible Employee’s Target Performance Award shall be adjusted by multiplying such Target Performance Award by a fraction, the numerator of which is number of complete calendar months during the Performance Period that the Eligible Employee was employed by the Company and participating in the Plan, and the denominator of which is the total number of calendar months in the Performance Period.

ARTICLE III
Administration

This Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons.

ARTICLE IV
Performance Awards

4.1 Performance Awards

(a) Maximum Performance Awards. The maximum Performance Award that may be made to an Eligible Employee with respect to any Performance Period shall be two (2) times the Eligible Employee’s Target Performance Award for the Performance Period. All Performance Awards under the Plan shall be based on the Company’s relative Return on Average Invested Capital in accordance with Section 4.1(b).

(b) Awards Based on Relative Return on Average Invested Capital.

(i) Steel Peer Group. Fifty percent (50%) of the maximum Performance Award for a Performance Period (i.e., 100% of the number of shares of the Company’s common stock comprising the Eligible Employee’s Target Performance Award for the Performance Period) shall be available for award based on the Company’s Return on Average Invested Capital for the Performance Period relative to the return on average invested capital of each company in the Steel Peer Group for the Performance Period. Not later than ninety (90) days after the beginning of each Performance Period, the Committee shall designate, in writing, the amounts of the Performance Awards that will be made to each Eligible Employee, expressed as a percentage of the number of shares comprising the Eligible Employee’s Target Performance Award for the Performance Period, for levels of Return on Average Invested Capital for the Performance Period when ranked against the return on average invested capital of the members of the Steel Peer Group for the Performance Period.

(ii) General Industry Group. The remaining fifty percent (50%) of the maximum Performance Award for a Performance Period (i.e., 100% of the number of shares of the Company’s common stock comprising the Eligible Employee’s Target Performance Award for the Performance Period) shall be available for award based on the Company’s Return on Average Invested Capital for the Performance Period relative to the return on average invested capital of each company in the General Industry Group for the Performance Period. Not later than ninety (90) days after the beginning of each Performance Period, the Committee shall designate, in writing, the amounts of the Performance Awards that will be made to each Eligible Employee, expressed as a percentage of the number of shares comprising the Eligible Employee’s Target Performance Award for the Performance Period, for levels of Return on Average Invested Capital for the Performance Period when ranked against the return on average invested capital of the members of the General Industry Group for the Performance Period.

The Committee’s designation of the amount of the Performance Award for the Company’s rankings against the Steel Peer Group and the General Industry Group shall provide approximately equal progression in the amount of the award from the minimum to the maximum amount that may be awarded under Sections 4.1(b)(i) and (ii). The Company’s Steel Peer Group and General Industry Group rankings shall be based on the most recent available financial information for the members of the Steel Peer Group and General Industry Group.

(c) Reduction or Forfeiture of Performance Awards. Notwithstanding the foregoing provisions of this Section 4.1:

(i) if the Company has no reported net earnings for a Performance Period, no Performance Awards will be made with respect to the Performance Period;

(ii) the Committee in its sole and exclusive discretion may reduce (including a reduction to zero) the amount of the Performance Awards otherwise payable to Eligible Employees under the Plan for a Performance Period, provided the same percentage reduction is made to all of the Performance Awards otherwise payable for the Performance Period; and

(iii) if the employment of an Eligible Employee is terminated during a Performance Period prior to the Eligible Employee’s attainment of age fifty-five (55) for any reason other than the Eligible Employee’s death or disability, the Eligible Employee shall not receive any Performance Award under the Plan for the Performance Period.

4.2 Performance Award Payments

An Eligible Employee’s Performance Award shall be paid by the Company to the Eligible Employee within thirty (30) days after the later of (i) the completion of the independent audit of the Company’s financial statements for the Performance Period or (ii) the date the Committee certifies in writing the amount of Performance Awards payable under Section 4.1. In no event, however, shall payment of a Performance Award be made later than two and one-half (2½) months after the end of the Performance Period for the Performance Award. The value of fifty percent (50%) of the shares comprising an Eligible Employee’s Performance Award for a Performance Period, determined by multiplying the number of such shares by the closing price at which shares of the Company’s common stock are sold regular way on the New York Stock Exchange on the last trading day of the Performance Period, shall be paid to the Eligible Employee in cash, less applicable payroll and withholding taxes. The remaining fifty percent (50%) of the shares comprising the Eligible Employee’s Performance Award shall be rounded down to the next lower whole number of shares. Such whole number of shares shall constitute the Eligible Employee’s “Restricted Stock Performance Award” and shall be delivered to the Eligible Employee, unless the Eligible Employee makes an election in accordance with Section 4.3 to defer payment of the Restricted Stock Performance Award. The Restricted Stock Performance Award shares shall become vested in the Eligible Employee upon the Eligible Employee’s attainment of age fifty-five (55) while employed by the Company or a Subsidiary, in the event the Eligible Employee dies or becomes disabled while employed by the Company or a Subsidiary or, if earlier, in installments based on the Eligible Employee’s continued employment with the Company or a Subsidiary through each of the following vesting dates:

Vesting Date	Vested Portion of Restricted Stock Performance Award
1st anniversary of payment date	33-1/3%
2nd anniversary of payment date	66-2/3%
3rd anniversary of payment date	100%
In the event an Eligible Employee’s employment with the Company and its subsidiaries terminates for any reason, the Eligible Employee shall, for no consideration, forfeit to the Company coincident with such termination all shares in the Restricted Stock Performance Award that have not become vested in the Eligible Employee.

4.3 Deferrals of Restricted Stock Performance Awards

(a) Deferral Agreement. Each Eligible Employee may elect, by entering into a Deferral Agreement with the Company, to defer payment of all (and not less than all) of the Restricted Stock Performance Award otherwise payable to the Eligible Employee for a Performance Period. To be effective to defer the payment of a Restricted Stock Performance Award, an Eligible Employee must complete and return a Deferral Agreement to the Company in accordance with procedures established by the Committee for such purpose on or before the date that is six (6) months before the end of the Performance Period; provided, however, an Employee who first becomes an Eligible Employee during a Performance Period shall not be permitted to enter into a Deferral Agreement for the deferral of a Restricted Stock Performance Award for such Performance Period.

An Eligible Employee’s Deferral Agreement shall be effective for one Performance Period. Therefore, an Eligible Employee must complete and sign a Deferral Agreement and return the agreement to the representative of the Company designated by the Committee on or before the date that is six (6) months before the end of the Performance Period for which a deferral of a Restricted Stock Performance Award is intended to be made.

(b) Deferral Accounts. In the event an Eligible Employee defers the payment of a Restricted Stock Performance Award, the number of shares comprising such award shall be converted into an equivalent number of common stock units, and such units shall be credited to a Deferral Account established and maintained in the Eligible Employee’s name on the books and records of the Company.

(c) Dividend Equivalent Payments; Adjustments to Common Stock Units. The Company shall pay to each Eligible Employee in cash, less applicable payroll and withholding taxes, within thirty (30) days after the payment date of any cash dividend with respect to shares of the Company’s common stock a dividend equivalent payment equal to the number of common stock units credited to the Eligible Employee’s Deferral Account as of the record date for such dividend multiplied by the per share amount of the dividend.

In the event a dividend with respect to shares of the Company’s common stock shall be declared and paid in additional shares or in the event the outstanding shares of the Company’s common stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation or changed into or exchanged for cash or property or the right to receive cash or property, then the Committee shall in its discretion equitably adjust the common stock units credited to the Deferral Accounts under the Plan to prevent substantial dilution or enlargement of the rights of Eligible Employees under the Plan.

(d) Vesting. An Eligible Employee shall become vested in the common stock units credited to the Eligible Employee’s Deferral Account in accordance with the vesting provisions of Section 4.2 that would have applied to the Restricted Stock Performance Award shares from which such units were derived. In the event an Eligible Employee terminates employment prior to attaining age fifty-five (55) for any reason other than death or disability, the common stock units credited to the Eligible Employee’s Deferral Account that are not vested shall be forfeited.

(e) Payment of Deferral Accounts. The vested portion of an Eligible Employee’s Deferral Account shall be paid to the Eligible Employee no earlier than fifteen (15) days and no later than ninety (90) days after the Eligible Employee’s separation from service. The form of payment shall be one share of the Company’s common stock for each common stock unit and cash for any fractional unit credited to the vested portion of the Deferral Account. Notwithstanding the foregoing, in no event will distribution be made to an Eligible Employee who is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations thereunder, prior to the date which is six months after such Eligible Employee’s separation from service or, if earlier, such Eligible Employee’s death.

In accordance with procedures established by the Committee, but in no event later than the later of (i) December 31, 2008 or (ii) the date an Eligible Employee enters into his or her first Deferral Agreement with the Company under the Plan, the Eligible Employee may elect a single sum payment of the Eligible Employee’s Deferral Account or payment in installments over a term certain of not more than five (5) years. In the event an Eligible Employee fails to make a valid method of payment election, distribution of the Eligible Employee’s Deferral account shall be made in a single sum payment of shares of Company common stock and cash for any fractional unit credited to the Deferral Account.

(f) Payment Following Death. An Eligible Employee may designate and change at any time the Beneficiary who is to receive distribution of the vested portion of the Participant’s Deferral Account in the event of the Eligible Employee’s death. Any such designation or change shall not be effective until received by the representative of the Company designated by the Committee. If an Eligible Employee has not properly designated a Beneficiary, if for any reason such designation shall not be legally effective, or if the designated Beneficiary shall predecease the Eligible Employee, then the Eligible Employee’s estate shall be treated as the Beneficiary.

In the event of an Eligible Employee’s death prior to distribution of all common stock units credited to the Eligible Employee’s Deferral Account, the Eligible Employee’s Beneficiary shall receive a distribution of the vested portion of such units (in the form of shares of Company common stock and cash for any fractional unit credited to the Deferral Account) as soon as practicable following the Participant’s death in a single sum payment.

ARTICLE V
Miscellaneous

5.1 Amendment or Termination

The Board expressly reserves for itself and for the Committee the right and the power to amend or terminate the Plan at any time. Unless the Committee otherwise expressly provides at the time the action is taken, no Performance Awards shall be paid to any Eligible Employee on or after the date of any termination of the Plan.

5.2 Assignability

Eligible Employees shall not alienate, assign, sell, transfer, pledge, encumber, attach, mortgage, or otherwise hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance, nor shall any person have any other claim to any benefit payable under this Plan as a result of a divorce or the Eligible Employee’s, or any other person’s, bankruptcy or insolvency.

5.3 Source of Benefits

The Company shall make any cash payments due under the terms of this Plan directly from its assets or from any trust that the Company may choose to establish and maintain from time to time. Shares of the Company’s common stock that may be issued under the Plan may be either authorized and unissued shares or shares which have been reacquired by the Company. Nothing contained in this Plan shall give or be deemed to give any Eligible Employee or any other person any interest in any property of any such trust or in any property of the Company, nor shall any Eligible Employee or any other person have any right under this Plan not expressly provided by the terms hereof, as such terms may be interpreted and applied by the Committee in its discretion.

5.4 No Promise of Continued Employment

Nothing in this Plan or in any materials describing or relating to this Plan grants, nor should it be deemed to grant, any person any employment right, nor does participation in this Plan imply that any person has been employed for any specific term or duration or that any person has any right to remain in the employ of the Company.

5.5 Applicable Law

The Plan shall be construed in accordance with and governed by the laws of the State of North Carolina.

5.6 Stockholder Approval

The effectiveness of this amendment and restatement of the Plan shall be subject to its approval and ratification by the stockholders of the Company at the 2008 annual meeting of stockholders.